Exhibit 99.1

News Release

Contact:
Investor Relations
(281) 776-7575
ir@tailoredbrands.com

Julie MacMedan, VP, Investor Relations
Tailored Brands, Inc.

For Immediate Release

TAILORED BRANDS, INC. REPORTS

FISCAL 2016 THIRD QUARTER AND NINE MONTH RESULTS

•                  Third quarter 2016 GAAP diluted EPS of $0.58, compared to loss of $0.56 last year

•                  Third quarter 2016 Adjusted diluted EPS(1) of $0.68, compared to $0.50 last year

•                  Company updates full-year guidance

•                  Conference call scheduled for Thursday, December 8th at 9:00 a.m. Eastern Time

FREMONT, CA — December 7, 2016 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal third quarter ended October 29, 2016.

Third quarter 2016 GAAP diluted earnings per share (“EPS”) were $0.58, compared to a loss of $0.56 in the same period a year ago.  Third quarter 2016 adjusted diluted EPS(1) was $0.68 excluding certain items(1), compared to adjusted diluted EPS of $0.50 in the third quarter of 2015.

“Our improved profitability this quarter reflects solid progress on our cost reduction initiatives as we continue to navigate the turnaround of Jos. A. Bank and a choppy retail environment,” said Doug Ewert, president and chief executive officer of Tailored Brands.

“Men’s Wearhouse’s 0.1% comparable sales increase reflects the softening traffic trend we initially saw after Father’s Day, which has continued,” said Ewert.  “While the retail environment remains challenging, we are pleased with the response to premium clothing, custom clothing and performance wear, including the recently launched Kenneth Cole AWEAR-TECH.  We plan to drive greater awareness of these innovative offerings and view them as significant growth drivers in 2017.  In addition, we continued to strengthen our omnichannel capabilities during the third quarter, which we believe will help drive additional traffic as we make it easy for customers to shop with us both online and in-store.

“Our Jos. A. Bank turnaround is gaining traction.  We are pleased to report a better-than-expected comparable sales decline of 9.8% in the third quarter, particularly since we were up against last year’s final “Buy-One-Get-Three Free” event in October.  While there is still work to be done, we are encouraged by the healthier trends we are seeing at Jos. A. Bank that reflect our investments in elevating the brand and customer experience through marketing, merchandising and a more engaging sales experience.

“Based on our third quarter results and our outlook for the balance of the year, we are updating full year 2016 adjusted EPS expectations to $1.70 to $1.85 per diluted share from our previous range of $1.55 to $1.85 per diluted share.  Our updated full year guidance reflects our expectation for Jos. A. Bank comparable sales to be up mid-to-high-single-digits and Men’s Wearhouse comparable sales to be down slightly in the fourth quarter.

(1)         See Use of Non-GAAP Financial Measures for additional information.  Non-GAAP adjusted EPS is referred to as “adjusted EPS” for simplicity.

“We are on track to achieve our targeted $50 million of cost savings in fiscal 2016.  In addition, we continue to make progress on our store base rationalization initiative.  During the third quarter, we closed 83 stores, including 74 Men’s Wearhouse and Tux stores, bringing our total year-to-date closures to 187 stores.  We expect to close approximately 63 stores in the fourth quarter for a total of approximately 250 store closures during fiscal 2016,” said Ewert.

SALES REVIEW

The table that follows is a summary of total net sales for the third quarter and year-to-date period ended October 29, 2016.  The dollars shown are U.S. dollars in millions and, due to rounded numbers, may not sum.  Comparable sales exclude the net sales of a store for any month of one period if the store was not owned or open throughout the same month of the prior period and include e-commerce net sales.  The Moores comparable sales change is based on the Canadian dollar.  In addition, Jos. A. Bank comparable sales exclude sales from factory stores as these stores were running clearance sales in preparation for closing.  Fiscal 2015 comparable sales shown below for Jos. A. Bank are based on a comparison to Jos. A. Bank’s fiscal 2014 sales, a portion of which was prior to the acquisition on June 18, 2014.

Third Quarter Net Sales Summary — Fiscal 2016

			Net Sales		Comparable Sales Change
	Net Sales	Change	Current Quarter	% of Total Sales	Current Quarter	Prior Year Quarter
Retail Segment	(4.7)%	$(37.7)	$763.7	90.2%
Men’s Wearhouse	(0.8)%	$(3.6)	$461.8	54.5%	0.1%	5.3%
Jos. A. Bank	(16.6)%	$(32.9)	$166.0	19.6%	(9.8)%	(14.4)%
K&G	(2.6)%	$(1.9)	$70.9	8.4%	(3.0)%	3.7%
Moores	1.2%	$0.7	$56.5	6.7%	(0.4)%	(5.4)%
MW Cleaners	0.4%	$0.0	$8.5	1.0%

Corporate Apparel Segment	30.0%	$19.2	$83.2	9.8%

Total Company	(2.1)%	$(18.5)	$846.9

Year-To-Date Net Sales Summary — Fiscal 2016

			Net Sales		Comparable Sales Change
	Net Sales	Change	Current Year	% of Total Sales	Current Year	Prior Year
Retail Segment	(5.0)%	$(124.5)	$2,360.1	91.3%
Men’s Wearhouse	(0.4)%	$(5.4)	$1,386.3	53.6%	(0.1)%	5.0%
Jos. A. Bank	(16.7)%	$(106.2)	$530.5	20.5%	(14.2)%	(8.3)%
K&G	(2.1)%	$(5.4)	$252.0	9.8%	(1.5)%	6.0%
Moores	(4.1)%	$(7.1)	$166.2	6.4%	(1.8)%	(1.4)%
MW Cleaners	(1.1)%	$(0.3)	$25.1	1.0%

Corporate Apparel Segment	21.1%	$39.3	$225.3	8.7%

Total Company	(3.2)%	$(85.2)	$2,585.4

Net sales for the third quarter at our largest brand, Men’s Wearhouse, decreased 0.8% while comparable sales increased 0.1% from last year’s third quarter.  The slight increase in comparable sales resulted primarily from higher rental services revenue while comparable sales for clothing decreased primarily due to decreases in both average transactions per store and units sold per transaction partially offset by an increase in average unit retails (net selling prices).  Comparable rental services revenue increased 4.9% in the third quarter of 2016.

Jos. A. Bank comparable sales for the third quarter decreased 9.8% primarily due to decreases in both average transactions per store and average unit retails partially offset by higher units sold per transaction and higher rental services revenue.

K&G comparable sales decreased 3.0% primarily due to lower average transactions per store partially offset by an increase in average unit retails and units sold per transaction.

Net sales for Moores, our Canadian retail brand, increased 1.2% primarily due to the impact of new stores.  Moores had a comparable sales decrease of 0.4% due to a decrease in average transactions per store driven by weak macro-economic conditions in Canada, partially offset by an increase in average unit retails with units per transaction essentially flat.

The Corporate Apparel segment had a sales increase of 30.0% primarily driven by the rollout of a large new uniform program.

THIRD QUARTER GAAP RESULTS

Below is a comparison table and discussion of the condensed consolidated third quarter FY 2016 to third quarter FY 2015 operating results.

Consolidated Third Quarter FY 2016 Comparison to Third Quarter FY 2015 Operating Results

					Variance
	Q3 FY16	Q3 FY16	Q3 FY15	Q3 FY15			Basis
	$	% of Sales	$	% of Sales	Dollar	%	Points
Net sales:
Retail clothing product	$575,046	67.90%	$615,874	71.16%	$(40,828)	-6.63%	(3.27)
Rental services	138,724	16.38%	132,443	15.30%	6,281	4.74%	1.08
Alteration and other services	49,919	5.89%	53,070	6.13%	(3,151)	-5.94%	(0.24)
Total retail sales	763,689	90.17%	801,387	92.60%	(37,698)	-4.70%	(2.43)
Corporate apparel clothing product	83,245	9.83%	64,059	7.40%	19,186	29.95%	2.43
Total net sales	846,934	100.00%	865,446	100.00%	(18,512)	-2.14%	—

Gross margin(1):
Retail clothing product	327,068	56.88%	341,526	55.45%	(14,458)	-4.23%	1.42
Rental services	115,766	83.45%	111,012	83.82%	4,754	4.28%	(0.37)
Alteration and other services	16,393	32.84%	16,810	31.68%	(417)	-2.48%	1.16
Occupancy costs	(108,923)	-14.26%	(114,629)	-14.30%	5,706	4.98%	0.04
Total retail gross margin	350,304	45.87%	354,719	44.26%	(4,415)	-1.24%	1.61
Corporate apparel clothing product	26,902	32.32%	18,272	28.52%	8,630	47.23%	3.79
Total gross margin	377,206	44.54%	372,991	43.10%	4,215	1.13%	1.44

Advertising expense	45,656	5.39%	47,991	5.55%	(2,335)	-4.87%	(0.15)
Selling, general and administrative expenses	270,494	31.94%	271,301	31.35%	(807)	-0.30%	0.59
Tradename impairment charge	—	—	90,100	10.41%	(90,100)	-100.00%	(10.41)

Operating income (loss)	$61,056	7.21%	$(36,401)	-4.21%	$97,457	NM	11.42

Summary of Operating Income (Loss) by Reportable Segment and Shared Services (1)

Retail	$97,629	12.78%	$512	0.06%	$97,117	18968.16%	12.72
Corporate apparel	10,314	12.39%	2,623	4.09%	7,691	293.21%	8.30
Shared services	(46,887)	-5.54%	(39,536)	-4.57%	(7,351)	18.59%	(0.97)

Total operating income (loss)	$61,056	7.21%	$(36,401)	-4.21%	$97,457	NM	11.42

(1) As a percent of related sales.

Total net sales decreased 2.1%, or $18.5 million, to $846.9 million.  Retail segment net sales decreased by 4.7%, or $37.7 million.  Corporate apparel sales increased by 30.0% or $19.2 million.

Total gross margin was $377.2 million, an increase of $4.2 million, or 1.1%, due primarily to the impact of the rollout of a large new uniform program partially offset by a decrease in retail segment net sales.  As a percent of retail sales, retail gross margin increased 161 basis points to 45.9% primarily as a result of anniversarying lower gross margins in last year’s third quarter that resulted from the clearance of merchandise through the e-commerce channel, primarily at our Men’s Wearhouse brand.

Advertising expense decreased $2.3 million to $45.7 million and decreased 15 basis points as a percent of total sales.

Selling, general and administrative expenses (“SG&A”) decreased $0.8 million to $270.5 million but increased 59 basis points as a percent of total sales, primarily as a result of deleverage from lower sales.

Operating income for the third quarter was $61.1 million compared to an operating loss of $36.4 million last year, which included a tradename impairment charge of $90.1 million.

Net interest expense for the third quarter was $25.4 million compared to $26.4 million in 2015.

The effective tax rate for the third quarter was 24.1% for 2016 and a benefit of (56.8)% for 2015.

Net earnings for the quarter were $28.4 million compared to a net loss of $27.2 million last year.  Diluted EPS was $0.58 compared to diluted loss per share of $0.56 in the prior year quarter.

THIRD QUARTER ADJUSTED RESULTS (1)

Below is a comparison table and discussion of adjusted operating metrics for the third quarter of FY 2016 and FY 2015.  Note that only the line items affected by adjustments are shown in the table.

Consolidated Adjusted Third Quarter FY 2016 Comparison to Adjusted Third Quarter FY 2015 Operating Results(1)

		Q3 FY16		Q3 FY15	Variance
	Q3 FY16	% of	Q3 FY15	% of			Basis
	$	Sales	$	Sales	Dollar	%	Points
Gross margin(2):

Retail clothing product	$327,068	56.88%	$341,575	55.46%	$(14,507)	-4.25%	1.42
Alteration and other services	16,400	32.85%	16,810	31.68%	(410)	-2.44%	1.18
Occupancy costs	(109,901)	-14.39%	(114,782)	-14.32%	4,881	-4.25%	(0.07)
Total retail gross margin	349,333	45.74%	354,615	44.25%	(5,282)	-1.49%	1.49
Total gross margin	376,235	44.42%	372,887	43.09%	3,348	0.90%	1.34

Selling, general and administrative expenses	257,176	30.37%	263,890	30.49%	(6,714)	-2.54%	(0.13)

Operating income	$73,403	8.67%	$61,006	7.05%	$12,397	20.32%	1.62

Summary of Operating Income by Reportable Segment and Shared Services (2)

Retail	$107,537	14.08%	$97,777	12.20%	$9,760	9.98%	1.88
Corporate apparel	10,314	12.39%	2,623	4.09%	7,691	293.21%	8.30
Shared services	(44,448)	-5.25%	(39,394)	-4.55%	(5,054)	12.83%	(0.70)

Total operating income	$73,403	8.67%	$61,006	7.05%	$12,397	20.32%	1.62

(1) See Use of Non-GAAP Financial Measures for reconciliation to GAAP.

(2) As a percent of related sales.

Total gross margin increased $3.3 million and increased 134 basis points.  Retail gross margin dollars decreased $5.3 million primarily due to lower sales while the retail gross margin rate increased 149 basis points primarily due to anniversarying lower gross margins in last year’s third quarter, that resulted from clearance activities in our e-commerce channel.  Excluding the impact of the factory/outlet stores last year, total gross margin increased 140 basis points and retail gross margin increased 155 basis points.

On a stand-alone basis, Jos. A. Bank retail clothing product selling margin excluding factory stores increased approximately 277 basis points due to lower product costs and increased average unit retails.

Primarily due to the Company’s cost reduction efforts, SG&A expenses decreased $6.7 million and decreased 13 basis points as a percent of total sales.  The decrease in SG&A expenses was partially offset by increased incentive compensation accruals.

Operating income increased $12.4 million or 20.3%.

The effective tax rate was 30.6%.

Adjusted net earnings were $33.3 million, or $0.68 adjusted EPS compared to adjusted EPS of $0.50 in the last year’s third quarter.

NINE MONTH GAAP RESULTS

Below is a comparison table and discussion of the condensed consolidated nine months of FY 2016 to nine months of FY 2015 operating results.

Consolidated Nine Months FY 2016 Comparison to Nine Months FY 2015 Operating Results

		YTD		YTD
		FY16		FY15	Variance
	YTD FY16	% of	YTD FY15	% of			Basis
	$	Sales	$	Sales	Dollar	%	Points
Net sales:
Retail clothing product	$1,806,660	69.88%	$1,931,926	72.34%	$(125,266)	-6.48%	(2.46)
Rental services	403,564	15.61%	392,621	14.70%	10,943	2.79%	0.91
Alteration and other services	149,888	5.80%	160,024	5.99%	(10,136)	-6.33%	(0.19)
Total retail sales	2,360,112	91.28%	2,484,571	93.03%	(124,459)	-5.01%	(1.75)
Corporate apparel clothing product	225,328	8.72%	186,038	6.97%	39,290	21.12%	1.75
Total net sales	2,585,440	100.00%	2,670,609	100.00%	(85,169)	-3.19%	—

Gross margin(1):
Retail clothing product	1,010,445	55.93%	1,081,144	55.96%	(70,699)	-6.54%	(0.03)
Rental services	337,621	83.66%	329,755	83.99%	7,866	2.39%	(0.33)
Alteration and other services	45,803	30.56%	50,496	31.56%	(4,693)	-9.29%	(1.00)
Occupancy costs	(327,673)	-13.88%	(341,980)	-13.76%	14,307	4.18%	(0.12)
Total retail gross margin	1,066,196	45.18%	1,119,415	45.05%	(53,219)	-4.75%	0.12
Corporate apparel clothing product	73,155	32.47%	53,809	28.92%	19,346	35.95%	3.54
Total gross margin	1,139,351	44.07%	1,173,224	43.93%	(33,873)	-2.89%	0.14

Advertising expense	138,547	5.36%	143,628	5.38%	(5,081)	-3.54%	(0.02)
Selling, general and administrative expenses	849,122	32.84%	822,485	30.80%	26,637	3.24%	2.04
Tradename impairment charge	—	—	90,100	3.37%	(90,100)	-100.00%	(3.37)

Operating income	$151,682	5.87%	$117,011	4.38%	$34,671	29.63%	1.49

Summary of Operating Income by Reportable Segment and Shared Services (1)
Retail	$278,732	11.81%	$233,143	9.38%	$45,589	19.55%	2.43
Corporate apparel	24,288	10.78%	6,429	3.46%	17,859	277.79%	7.32
Shared services	(151,338)	-5.85%	(122,561)	-4.59%	(28,777)	23.48%	(1.26)

Total operating income	$151,682	5.87%	$117,011	4.38%	$34,671	29.63%	1.49

(1) As a percent of related sales.

Total net sales decreased 3.2%, or $85.2 million, to $2,585.4 million.  Retail segment net sales decreased by 5.0%, or $124.5 million.  Corporate apparel sales increased by 21.1% or $39.3 million.

Total gross margin was $1,139.4 million, a decrease of $33.9 million, or 2.9% due primarily to the decrease in retail segment net sales.  As a percent of total sales, total gross margin increased 14 basis points.

Advertising expense decreased $5.1 million to $138.5 million and decreased slightly by 2 basis points as a percent of total sales.

SG&A increased $26.6 million to $849.1 million or 204 basis points, primarily due to costs associated with our store rationalization and profit improvement programs.

Operating income for the nine months was $151.7 million compared to operating income of $117.0 million last year.

Net interest expense for the nine months was $77.8 million compared to $79.3 million in 2015.

The effective tax rate for the nine months was 27.3% for 2016 and a benefit of (24.0%) for 2015.

Net earnings for the nine months were $55.0 million compared to net earnings of $31.0 million last year.  Diluted EPS was $1.13 compared to diluted EPS of $0.64 in the same period last year.

NINE MONTH ADJUSTED RESULTS (1)

Below is a comparison table and discussion of adjusted operating metrics for the nine months of FY 2016 and FY 2015.  Note that only the line items affected by adjustments are shown in the table.

Consolidated Adjusted Nine Months FY 2016 Comparison to Adjusted Nine Months FY 2015 Operating Results(1)

		YTD		YTD
		FY16		FY15	Variance
	YTD FY16	% of	YTD FY15	% of			Basis
	$	Sales	$	Sales	Dollar	%	Points

Gross margin(2):
Retail clothing product	$1,010,422	55.93%	$1,082,178	56.02%	$(71,756)	-6.63%	(0.09)
Alteration and other services	46,098	30.75%	50,496	31.56%	(4,398)	-8.71%	(0.80)
Occupancy costs	(329,640)	-13.97%	(340,996)	-13.72%	11,356	-3.33%	(0.24)
Total retail gross margin	1,064,501	45.10%	1,121,433	45.14%	(56,932)	-5.08%	(0.03)
Total gross margin	1,137,656	44.00%	1,175,242	44.01%	(37,586)	-3.20%	(0.00)

Selling, general and administrative expenses	779,208	30.14%	796,980	29.84%	(17,772)	-2.23%	0.30

Operating income	$219,901	8.51%	$234,633	8.79%	$(14,732)	-6.28%	(0.28)

Summary of Operating Income by Reportable Segment and Shared Services (2)
Retail	$326,131	13.82%	$347,781	14.00%	$(21,650)	-6.23%	(0.18)
Corporate apparel	24,288	10.78%	6,429	3.46%	17,859	277.79%	7.32
Shared services	(130,518)	-5.05%	(119,577)	-4.48%	(10,941)	9.15%	(0.57)

Total operating income	$219,901	8.51%	$234,633	8.79%	$(14,732)	-6.28%	(0.28)

(1) See Use of Non-GAAP Financial Measures for reconciliation to GAAP.

(2) As a percent of related sales.

Total gross margin decreased $37.6 million but was flat as a percent of sales.  Retail gross margin decreased $56.9 million primarily due to lower sales and decreased 3 basis points as a percent of retail sales. Excluding the impact of the factory/outlet stores from both periods, total gross margin increased by 46 basis points and retail gross margin increased 47 basis points.

On a stand-alone basis, Jos. A. Bank retail clothing product selling margin excluding factory stores increased approximately 498 basis points due to lower product costs and an increase in the average unit retail.

Primarily due to the Company’s cost reduction efforts, SG&A expenses decreased $17.8 million yet deleveraged 30 basis points due to lower sales. The decrease in SG&A expenses was partially offset by increased incentive compensation accruals.

Operating income decreased $14.7 million or 6.3%.

The effective tax rate was 32.9%.

Adjusted net earnings were $95.4 million, or $1.96 adjusted EPS compared to adjusted EPS of $2.11 in the same period last year.

BALANCE SHEET

Total debt at the end of the third quarter 2016 was approximately $1.6 billion.  The Company made its scheduled $1.8 million payment on its term loan during the third quarter.  In addition, as previously reported, during the third quarter, the Company repurchased and retired $18.5 million of its senior notes, resulting in a total of $25.0 million of its senior notes being repurchased and retired during 2016. There were no borrowings outstanding on our revolving credit facility at the end of the third quarter of 2016.

Inventories decreased $12.3 million to $1,047.9 million at the end of the third quarter 2016 from $1,060.2 million at the end of the prior year third quarter, primarily due to the weaker exchange rate from British pounds to U.S. dollars.  Excluding this foreign exchange translation impact, total inventories were a few million dollars higher than last year.  The Company expects inventories to be at or below prior-year levels at year end 2016, with Jos. A. Bank inventories already below prior-year levels.

Cash flow from operating activities through the third quarter 2016 was $176.9 million compared to $112.2 million in the same period last year.  The increase was primarily due to working capital items.

Capital expenditures through the third quarter 2016 were $80.6 million compared to $86.4 million in the prior year.

CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Thursday, December 8, 2016, management will host a conference call and real time webcast to discuss fiscal 2016 third quarter and nine month results.

To access the conference call at 9:00 a.m. Eastern on December 8th, please dial 412-902-0030.  To access the live webcast, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com.  A telephonic replay will be available through December 15, 2016, by calling 201-612-7415 and entering the access code of 13648633#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	October 29, 2016		October 31, 2015		January 30, 2016
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse (a)	713	4,010.2	709	3,998.7	714	4,025.7

Jos. A. Bank (b)	550	2,588.7	633	2,912.5	625	2,880.7

Men’s Wearhouse and Tux	61	90.1	183	255.1	160	223.5

The Tuxedo Shop @ Macy’s	170	84.0	12	6.6	12	6.5

Moores, Clothing for Men	126	789.0	123	775.0	124	779.8

K&G (c)	90	2,101.5	88	2,087.1	89	2,102.1

Total	1,710	9,663.5	1,748	10,035.0	1,724	10,018.3

(a)  Includes one Joseph Abboud store.

(b)  Excludes 14 franchise stores.

(c)  82, 81 and 82 stores, respectively, offering women’s apparel.

Tailored Brands, Inc. is a leading authority on helping men dress for work, special occasions and everyday life.  We serve our customers through an expansive omnichannel network that includes over 1,700 locations in the U.S. and Canada as well as our branded ecommerce websites.  Our brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G Fashion Superstores.  We also operate a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com,  www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.mwcleaners.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

This press release contains forward-looking information, including the Company’s statements regarding its ability to drive traffic and growth through innovative product offerings and strengthened omnichannel capabilities, comparable sales expectations and adjusted earnings per share guidance, and inventory expectations.  In addition, statements containing words such as “guidance,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” and “estimate” or similar expressions constitute forward-looking statements..  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  Factors that might cause or contribute to such differences include, but are not limited to:  actions by governmental entities, domestic and international macro-economic conditions, inflation or deflation, the loss of, or changes in, key personnel; success, or lack thereof, in executing our internal strategies and operating plans including new store and new market expansion plans, cost reduction initiatives, store rationalization plans, profit improvement plans, revenue enhancement strategies and the impact of opening tuxedo shops within Macy’s stores, changes in demand for clothing, market trends in the retail business, customer confidence and spending patterns, changes in traffic trends in our stores, customer acceptance of our merchandise strategies, performance issues with key suppliers, disruptions in our supply chain, severe weather, foreign currency fluctuations, government export and import policies, advertising or marketing activities of competitors, and legal proceedings.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Tailored Brands to disclose material information under the federal securities laws, Tailored Brands undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in our latest annual report on Form 10-K and our filings on Form 10-Q.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(Unaudited)

For the Three Months Ended October 29, 2016 and October 31, 2015

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2016	Sales	2015	Sales	Dollar	%	Points
Net sales:
Retail clothing product	$575,046	67.90%	$615,874	71.16%	$(40,828)	-6.63%	-3.27
Rental services	138,724	16.38%	132,443	15.30%	6,281	4.74%	1.08
Alteration and other services	49,919	5.89%	53,070	6.13%	(3,151)	-5.94%	-0.24
Total retail sales	763,689	90.17%	801,387	92.60%	(37,698)	-4.70%	-2.43
Corporate apparel clothing product	83,245	9.83%	64,059	7.40%	19,186	29.95%	2.43
Total net sales	846,934	100.00%	865,446	100.00%	(18,512)	-2.14%	0.00

Total cost of sales	469,728	55.46%	492,455	56.90%	(22,727)	-4.62%	-1.44

Gross margin (a):
Retail clothing product	327,068	56.88%	341,526	55.45%	(14,458)	-4.23%	1.42
Rental services	115,766	83.45%	111,012	83.82%	4,754	4.28%	-0.37
Alteration and other services	16,393	32.84%	16,810	31.68%	(417)	-2.48%	1.16
Occupancy costs	(108,923)	-14.26%	(114,629)	-14.30%	5,706	4.98%	0.04
Total retail gross margin	350,304	45.87%	354,719	44.26%	(4,415)	-1.24%	1.61
Corporate apparel clothing product	26,902	32.32%	18,272	28.52%	8,630	47.23%	3.79
Total gross margin	377,206	44.54%	372,991	43.10%	4,215	1.13%	1.44

Advertising expense	45,656	5.39%	47,991	5.55%	(2,335)	-4.87%	-0.15
Selling, general and administrative expenses	270,494	31.94%	271,301	31.35%	(807)	-0.30%	0.59
Tradename impairment charge	—	—	90,100	10.41%	(90,100)	-100.00%	-10.41

Operating income (loss)	61,056	7.21%	(36,401)	-4.21%	97,457	NM	11.42

Net interest	(25,424)	-3.00%	(26,407)	-3.05%	983	-3.72%	0.05
Gain on extinguishment of debt, net	1,808	0.21%	—	—	1,808	NM	0.21

Earnings (loss) before income taxes	37,440	4.42%	(62,808)	-7.26%	100,248	NM	11.68

Provision (benefit) for income taxes	9,007	1.06%	(35,654)	-4.12%	44,661	NM	5.18

Net earnings (loss)	$28,433	3.36%	$(27,154)	-3.14%	$55,587	NM	6.49

Net earnings (loss) per diluted common share allocated to common shareholders	$0.58		$(0.56)

Weighted-average diluted common shares outstanding:	48,812		48,339

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(Unaudited)

For the Nine Months Ended October 29, 2016 and October 31, 2015

(In thousands, except per share data)

	Nine Months Ended				Variance
		% of		% of			Basis
	2016	Sales	2015	Sales	Dollar	%	Points
Net sales:
Retail clothing product	$1,806,660	69.88%	$1,931,926	72.34%	$(125,266)	-6.48%	-2.46
Rental services	403,564	15.61%	392,621	14.70%	10,943	2.79%	0.91
Alteration and other services	149,888	5.80%	160,024	5.99%	(10,136)	-6.33%	-0.19
Total retail sales	2,360,112	91.28%	2,484,571	93.03%	(124,459)	-5.01%	-1.75
Corporate apparel clothing product	225,328	8.72%	186,038	6.97%	39,290	21.12%	1.75
Total net sales	2,585,440	100.00%	2,670,609	100.00%	(85,169)	-3.19%	0.00

Total cost of sales	1,446,089	55.93%	1,497,385	56.07%	(51,296)	-3.43%	-0.14

Gross margin (a):
Retail clothing product	1,010,445	55.93%	1,081,144	55.96%	(70,699)	-6.54%	-0.03
Rental services	337,621	83.66%	329,755	83.99%	7,866	2.39%	-0.33
Alteration and other services	45,803	30.56%	50,496	31.56%	(4,693)	-9.29%	-1.00
Occupancy costs	(327,673)	-13.88%	(341,980)	-13.76%	14,307	4.18%	-0.12
Total retail gross margin	1,066,196	45.18%	1,119,415	45.05%	(53,219)	-4.75%	0.12
Corporate apparel clothing product	73,155	32.47%	53,809	28.92%	19,346	35.95%	3.54
Total gross margin	1,139,351	44.07%	1,173,224	43.93%	(33,873)	-2.89%	0.14

Advertising expense	138,547	5.36%	143,628	5.38%	(5,081)	-3.54%	-0.02
Selling, general and administrative expenses	849,122	32.84%	822,485	30.80%	26,637	3.24%	2.04
Tradename impairment charge	—	—	90,100	3.37%	(90,100)	-100.00%	-3.37

Operating income	151,682	5.87%	117,011	4.38%	34,671	29.63%	1.49

Net interest	(77,751)	-3.01%	(79,335)	-2.97%	1,584	-2.00%	-0.04
Gain (loss) on extinguishment of debt, net	1,737	0.07%	(12,675)	-0.47%	14,412	NM	0.54

Earnings before income taxes	75,668	2.93%	25,001	0.94%	50,667	202.66%	1.99

Provision (benefit) for income taxes	20,623	0.80%	(5,993)	-0.22%	26,616	NM	1.02

Net earnings	$55,045	2.13%	$30,994	1.16%	$24,051	77.60%	0.97

Net earnings per diluted common share allocated to common shareholders	$1.13		$0.64

Weighted-average diluted common shares outstanding:	48,691		48,513

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	October 29,	October 31,
	2016	2015

ASSETS

Current assets:
Cash and cash equivalents	$34,948	$53,654
Accounts receivable, net	71,898	66,902
Inventories	1,047,915	1,060,247
Other current assets	60,190	168,071
Total current assets	1,214,951	1,348,874
Property and equipment, net	501,391	548,481
Rental product, net	160,101	147,344
Goodwill	116,026	890,991
Intangible assets, net	172,337	568,171
Other assets	10,323	8,518

Total assets	$2,175,129	$3,512,379

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$200,199	$233,520
Accrued expenses and other current liabilities	280,658	265,993
Income taxes payable	917	13,218
Current portion of long-term debt	7,000	7,000
Total current liabilities	488,774	519,731
Long-term debt, net	1,588,873	1,649,206
Deferred taxes and other liabilities	175,179	358,059

Total liabilities	2,252,826	2,526,996

Shareholders’ (deficit) equity:
Preferred stock	—	—
Common stock	487	485
Capital in excess of par	466,817	452,666
(Accumulated deficit) retained earnings	(499,663)	541,672
Accumulated other comprehensive loss	(45,338)	(6,356)
Treasury stock, at cost	—	(3,084)

Total shareholders’ (deficit) equity	(77,697)	985,383

Total liabilities and shareholders’ (deficit) equity	$2,175,129	$3,512,379

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Nine Months Ended October 29, 2016 and October 31, 2015

(In thousands)

	Nine Months Ended
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$55,045	$30,994
Non-cash adjustments to net earnings:
Depreciation and amortization	87,838	98,162
Rental product amortization	35,982	30,496
Tradename impairment charge	—	90,100
Asset impairment charges	4,293	1,695
(Gain) loss on extinguishment of debt, net	(1,737)	12,675
Amortization of deferred financing costs	4,922	5,151
Amortization of discount on long-term debt	728	848
Loss (gain) on disposition of assets	616	(833)
Other	(556)	(46,457)
Changes in operating assets and liabilities	(10,247)	(110,595)

Net cash provided by operating activities	176,884	112,236

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(80,550)	(86,406)
Proceeds from sales of property and equipment	605	2,613

Net cash used in investing activities	(79,945)	(83,793)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loan	(40,701)	(6,250)
Proceeds from asset-based revolving credit facility	520,550	5,500
Payments on asset-based revolving credit facility	(520,550)	(5,500)
Repurchase and retirement of senior notes	(25,000)	—
Deferred financing costs	—	(3,566)
Cash dividends paid	(26,438)	(26,269)
Proceeds from issuance of common stock	1,451	2,454
Tax payments related to vested deferred stock units	(1,258)	(4,538)
Excess tax benefits from share-based plans	—	1,104
Repurchases of common stock	—	(277)

Net cash used in financing activities	(91,946)	(37,342)

Effect of exchange rate changes	(25)	292

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,968	(8,607)

Balance at beginning of period	29,980	62,261
Balance at end of period	$34,948	$53,654

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for the fiscal third quarter and nine months of 2016 and 2015 as well as our fiscal year ending January 28, 2017.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core operating results, primarily costs related to our store rationalization and profit improvement programs as well as certain items related to the acquisition and integration of Jos. A. Bank.  Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future operating performance.  In addition, adjusted EPS is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended October 29, 2016

Consolidated Results	GAAP Results	Jos. A. Bank Integration (1)	Profit Improvement(2)	Other	Total Adjustments	Non-GAAP Adjusted Results
Alteration and other services gross margin	$16,393	$—	$7	$—	$7	$16,400
Occupancy costs	(108,923)	532	(1,510)	—	(978)	(109,901)

Total retail gross margin	350,304	532	(1,503)	—	(971)	349,333

Total gross margin	377,206	532	(1,503)	—	(971)	376,235

Selling, general and administrative expenses	270,494	(866)	(12,452)	—	(13,318)	257,176

Operating income(3)	61,056	1,398	10,949	—	12,347	73,403

Gain on extinguishment of debt, net	1,808	—	—	(1,808)	(1,808)	—

Provision for income taxes(4)	9,007				5,667	14,674

Net earnings	28,433				4,872	33,305

Net earnings per diluted common share allocated to common shareholders	$0.58				$0.10	$0.68

(1) Primarily consisting of severance costs and accelerated depreciation.

(2) Primarily consists of $8.7 million of lease termination costs and $1.8 million of consulting costs.

(3) Of the $12.3 million in total adjustments to operating income, $9.9 million relates to the retail segment and $2.4 million relates to shared services.

(4) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Three Months Ended October 31, 2015

Consolidated Results	GAAP Results	Acquisition & Integration(1)	Purchase Acctg. Allocation (2)	Other(3)	Total Adjustments	Non-GAAP Adjusted Results
Retail clothing product gross margin	$341,526	$10	$39	$—	$49	$341,575
Occupancy costs	(114,629)	(206)	53	—	(153)	(114,782)

Total retail gross margin	354,719	(196)	92	—	(104)	354,615

Total gross margin	372,991	(196)	92	—	(104)	372,887

Selling, general and administrative expenses	271,301	(5,222)	(2,116)	(73)	(7,411)	263,890
Tradename impairment charge	90,100	—	—	(90,100)	(90,100)	—

Operating (loss) income(4)	(36,401)	5,026	2,208	90,173	97,407	61,006

(Benefit) provision for income taxes(5)	(35,654)				46,116	10,462

Net (loss) earnings	(27,154)				51,291	24,137

Net (loss) earnings per diluted common share allocated to common shareholders	$(0.56)				$1.06	$0.50

(1) Acquisition & integration primarily relates to Jos. A. Bank.

(2) Consists of depreciation and amortization adjustments resulting from the recognition of intangible assets and step up in fair value for PP&E for Jos. A. Bank.

(3) Other primarily relates to non-cash tradename and store impairment charges and a gain on the sale of property.

(4) Of the $97.4 million in total adjustments to operating income, $97.3 million relates to the retail segment and $0.1 million relates to shared services.

(5) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Nine Months Ended October 29, 2016

Consolidated Results	GAAP Results	Jos. A. Bank Integration (1)	Profit Improvement(2)	Other	Total Adjustments	Non-GAAP Adjusted Results
Retail clothing product gross margin	$1,010,445	$—	$—	$(23)	$(23)	$1,010,422
Alteration and other services gross margin	45,803	—	295	—	295	46,098
Occupancy costs	(327,673)	1,613	(3,016)	(564)	(1,967)	(329,640)

Total retail gross margin	1,066,196	1,613	(2,721)	(587)	(1,695)	1,064,501

Total gross margin	1,139,351	1,613	(2,721)	(587)	(1,695)	1,137,656

Selling, general and administrative expenses	849,122	(5,431)	(61,846)	(2,637)	(69,914)	779,208

Operating income(3)	151,682	7,044	59,125	2,050	68,219	219,901

Gain on extinguishment of debt, net	1,737	—	—	(1,737)	(1,737)	—

Provision for income taxes(4)	20,623				26,173	46,796

Net earnings	55,045				40,309	95,354

Net earnings per diluted common share allocated to common shareholders	$1.13				$0.83	$1.96

(1) Primarily consisting of severance costs and accelerated depreciation.

(2) Primarily consists of $37.0 million of lease termination costs and $13.6 million of consulting costs.

(3) Of the $68.2 million in total adjustments to operating income, $47.4 million relates to the retail segment and $20.8 million relates to shared services.

(4) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Nine Months Ended October 31, 2015

Consolidated Results	GAAP Results	Acquisition & Integration(1)	Purchase Acctg. Allocation (2)	Other(3)	Total Adjustments	Non-GAAP Adjusted Results
Retail clothing product gross margin	$1,081,144	$65	$969	$—	$1,034	$1,082,178
Occupancy costs	(341,980)	260	723	—	983	(340,996)

Total retail gross margin	1,119,415	325	1,692	—	2,017	1,121,433

Total gross margin	1,173,224	325	1,692	—	2,017	1,175,242

Selling, general and administrative expenses	822,485	(15,597)	(6,067)	(3,841)	(25,505)	796,980
Tradename impairment charge	90,100	—	—	(90,100)	(90,100)	—

Operating income(4)	117,011	15,922	7,759	93,941	117,622	234,633

Loss on extinguishment of debt	(12,675)	12,675	—	—	12,675	—

Provision for income taxes(5)	(5,993)				58,965	52,972

Net earnings	30,994				71,331	102,326

Net earnings per diluted common share allocated to common shareholders	$0.64				$1.47	$2.11

(1) Acquisition & integration primarily relates to Jos. A. Bank.

(2) Consists of depreciation and amortization adjustments resulting from the recognition of intangible assets and step up in fair value for PP&E for Jos. A. Bank.

(3) Other primarily relates to non-cash tradename and store impairment charges, separation costs with a former executive and a gain on the sale of property.

(4) Of the $117.6 million in total adjustments to operating income, $114.6 million relates to the retail segment and $3.0 million relates to shared services.

(5) The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted EPS for Fiscal 2016

GAAP to Non-GAAP Adjusted - Reconciliation of Forecasted Adjusted EPS for Fiscal 2016

Diluted EPS- GAAP Basis	$0.65-$0.80
Profit Improvement Programs	$0.94
Jos. A. Bank Integration	$0.10
Other	$0.01

Diluted EPS- Non-GAAP Adjusted (1)	$1.70-$1.85

(1)  Based on forecasted adjusted non-GAAP tax rate of 33%

GAAP to Non-GAAP Adjusted Earnings Information for Jos. A. Bank

GAAP to Non-GAAP Adjusted - Three Months Ended October 29, 2016

Jos. A. Bank Brand	GAAP Results	Total Adjustments	Non-GAAP Adjusted Results
Gross margin before occupancy	$95,708	$—	$95,708
Occupancy costs	(34,167)	(406)	(34,573)

Selling, general and administrative expenses	70,429	(6,964)	63,465

Operating loss	$(8,888)	$(6,558)	$(2,330)

GAAP to Non-GAAP Adjusted - Three Months Ended October 31, 2015

Jos. A. Bank Brand	GAAP Results	Total Adjustments	Non-GAAP Adjusted Results
Gross margin before occupancy	$113,500	$49	$113,549
Occupancy costs	(38,237)	(175)	(38,412)

Selling, general and administrative expenses	167,043	(96,024)	71,019

Operating (loss) income	$(91,780)	$(95,898)	$4,118

GAAP to Non-GAAP Adjusted - Nine Months Ended October 29, 2016

Jos. A. Bank Brand	GAAP Results	Total Adjustments	Non-GAAP Adjusted Results
Gross margin before occupancy	$292,725	$(23)	$292,702
Occupancy costs	(104,778)	(1,007)	(105,785)

Selling, general and administrative expenses	226,955	(32,747)	194,208

Operating loss	$(39,008)	$(31,717)	$(7,291)

GAAP to Non-GAAP Adjusted - Nine Months Ended October 31, 2015

Jos. A. Bank Brand	GAAP Results	Total Adjustments	Non-GAAP Adjusted Results
Gross margin before occupancy	$357,897	$985	$358,882
Occupancy costs	(114,355)	1,009	(113,346)

Selling, general and administrative expenses	315,511	(104,573)	210,938

Operating (loss) income	$(71,969)	$(106,567)	$34,598